UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2011

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133319	51-0372090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

5340 Legacy Drive, Suite 150

Plano, TX 75024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

1. Asset Purchase Agreement

On May 17, 2011, certain wholly-owned subsidiaries (collectively, the “Buyers”) of LifeCare Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with HealthSouth Corporation and certain affiliates of HealthSouth Corporation (collectively, the “Sellers”). On the terms, and subject to the conditions set forth in the Purchase Agreement, the Buyers have agreed to acquire substantially all of the assets (excluding accounts receivable and certain other components of working capital) associated with six long-term acute care hospitals owned by the Sellers (the “Facilities”) in exchange for a cash purchase price of approximately $120 million less the value of working capital not acquired associated with the Facilities. The Company will finance the acquisition with a combination of an incremental term loan from its existing senior secured credit facility and a REIT financing. The cash purchase price is subject to adjustments based upon changes in the value of certain current assets that will be acquired by the Buyers and certain current liabilities that will be assumed by the Buyers. In addition, the purchase of one of the Facilities located in Houston, Texas (the “Houston Facility”) is contingent upon the receipt of a consent from the other general partner owner of such Facility. If such consent is not obtained, the Houston Facility will not be included in the transaction, and there will be a corresponding reduction in the Purchase Price as provided in the Purchase Agreement.

The Company has agreed to guaranty the obligations of the Buyers under the Purchase Agreement and HealthSouth Corporation has agreed to guaranty the obligations of the Sellers under the Purchase Agreement.

The Purchase Agreement includes customary representations, warranties and covenants for a transaction of this type, including a covenant to use commercially reasonable efforts to cause the closing under the Purchase Agreement to be consummated and a covenant by the Sellers to operate the Facilities generally in the ordinary course of business and not to solicit alternative acquisition proposals or provide information or engage in discussions with third parties in connection with any such acquisition proposal. Under the Purchase Agreement, the Sellers have agreed, subject to certain exceptions, that they will not compete with the Buyers for four (4) years following the closing by owning or having any other interest in long-term acute care hospitals within a 50 mile radius of any of the Facilities, and the Buyers have agreed not to convert any of the Facilities from long-term acute care hospitals to inpatient rehabilitation facilities for a period of four (4) years after closing. Subject to certain limitations and exceptions, the Sellers have agreed to indemnify the Buyers in respect of breaches of representations, warranties and covenants of the Sellers in the Purchase Agreement and liabilities that are not assumed by the Buyers, and the Buyers have agreed to indemnify the Sellers in respect of breaches of representations, warranties and covenants of the Buyers in the Purchase Agreement and liabilities assumed by the Buyers.

The Buyers have agreed to offer employment to substantially all of the Sellers’ employees in accordance with the terms and conditions of employment established by the Buyers in accordance with usual and customary practices for employees of the Company and its subsidiaries and otherwise consistent with the applicable terms of the Purchase Agreement.

The closing of the acquisition (the date of such closing, the “Acquisition Closing Date”) contemplated by the Purchase Agreement is subject to customary closing conditions, including the receipt of all necessary regulatory approvals and material licenses, the absence of a material adverse change to Sellers’ financial condition or results of operations, and maintenance by the Facilities of specified minimum Medicare average length of stay requirements during the six-month period prior to closing. The Buyers’ obligations under the Purchase Agreement are not subject to any financing condition.

Each of the Sellers and the Buyers may terminate the Purchase Agreement, subject to certain exceptions, (i) by mutual consent, (ii) in the event of an uncured breach of the Purchase Agreement by the other party, and (iii) if the closing has not occurred by September 1, 2011. In the event that the Sellers terminate the Purchase Agreement as a result of the Buyers’ breach of the Purchase Agreement, the Buyers are required to pay the Sellers’ liquidated damages in the amount of $2.5 million. In the event that the Buyers terminate the Purchase Agreement as a result of the Sellers’ breach of the Purchase Agreement, the Sellers are required to pay the Buyers’ liquidated damages in the amount of $500,000 (or $1.0 million under certain circumstances).

The foregoing is a summary of the material terms of the Purchase Agreement and does not purport to include all of the terms of the Purchase Agreement. The summary of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference. The Purchase Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or the Sellers. The Purchase Agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts, as they were made only as of the date of the Purchase Agreement and are modified and qualified in important respects by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement.

2. Incremental Senior Secured Term Loans

On May 17, 2011, the Company and its parent company, LCI Holdco, LLC (“Parent”) entered into an amendment, (the “Incremental Amendment”), to their current credit agreement (the “Credit Agreement”), with JPMorgan Chase Bank, N.A., the lenders party thereto, and the other agents named therein. Among other things, the Incremental Amendment: (a) provides for an additional $47,200,000 in new senior secured term loans conditioned upon, among other things, the completion of the acquisition of the Facilities (the “Acquisition”) pursuant to the Purchase Agreement substantially simultaneously with the borrowing of such new term loans and (b) restricts the use of proceeds from such borrowing to (i) payment of consideration for the Acquisition, (ii) payment of fees and expenses in connection with the Acquisition and borrowing and (iii) working capital purposes of the Company and its subsidiaries. The new senior secured term loans will have the same terms as the outstanding senior secured term loans, including with respect to interest rate, amortization, maturity date and optional and mandatory prepayments. The Company received a consent from a majority of lenders under the Credit Agreement consenting to the Incremental Amendment, subject to payment of a fee, upon the closing of the incremental facility, to each lender who consented, equal to 0.50% multiplied by the sum of (x) the aggregate revolving loan commitments of such lender and (y) the aggregate outstanding principal amount of such lender, in each case held by such lender on the consent date.

The foregoing is a summary of the material terms of the Incremental Amendment and does not purport to include all of the terms of the Incremental Amendment. The summary of the Incremental Amendment is subject to, and qualified in its entirety by, the full text of the Incremental Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Items

1. Press Release

On May 18, 2011, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

2. Project Approval Letter

On May 13, 2011, in connection with securing financing for the Acquisition, the Company executed an amended and restated project approval letter (the “Approval Letter”) with Health Care REIT, Inc. (“HCN”) whereby HCN agreed, subject to certain customary conditions precedent, including receipt of acceptable title policies, surveys and environmental assessments and satisfaction of all conditions precedent to the obligations of the Buyers under the Purchase Agreement, to fund $80,000,000 of the Acquisition purchase price and to purchase the real estate assets of the Facilities (other than the facility located in Pittsburgh, PA) (collectively, the “HCN Real Estate”). Upon the acquisition, certain of the Buyers will lease from HCN the HCN Real Estate. On the Acquisition Closing Date, the Company and LifeCare Hospitals of Houston, LLC will pay a transaction fee of $800,000 to HCN, and an indirect parent of the Company (“Parent”) will grant a warrant to HCN to purchase shares of Parent’s common stock.

The rent for the HCN Real Estate will be computed based on the allocation of the purchase price under the Purchase Agreement multiplied by the greater of (i) the trading yield on the 10-year United States Treasury Note as of the Acquisition Closing Date plus 5.0% or (ii) 9.25%, subject to a conditional escalation provision. The term of the existing master lease between Health Care REIT, Inc., HCRI Texas Properties LTD, HCRI Wisconsin Properties, LLC, and LifeCare REIT 1, Inc. (the “Existing Master Lease”) will also be extended to the date that is fifteen years after the Acquisition Closing Date. The amended Master Lease will be guaranteed by the Company. On the Acquisition Closing Date, the Company will also fund a letter of credit equal to $750,000, subject to a conditional escalation provision.

The parties to the Existing Master Lease will amend and restate the Existing Master Lease to incorporate the HCN Real Estate (other than the Houston Facility).

The Houston Facility will be leased by LifeCare Hospitals of Houston, LLC, and the Master Lease dated September 1, 2006 (the “Boise Lease”) will be amended and restated to include the Houston Facility. On the Acquisition Closing Date, LifeCare Hospitals of Houston, LLC will fund an increase of $462,500 to the existing letter of credit for the Boise Lease.

Item 9.01	Financial Statements and Exhibits.

(d) The exhibits incorporated herein by reference or filed as part of this report are set forth in the attached Exhibit Index.

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of May 17, 2011, between and among HealthSouth Corporation, Houston Rehabilitation Associates, HealthSouth Specialty Hospital of North Louisiana, LLC, HealthSouth LTAC of Sarasota, Inc., HealthSouth of Pittsburgh, LLC, HealthSouth Sub-Acute Center of Mechanicsburg, LLC, Rehabilitation Hospital of Nevada-Las Vegas, Inc., HealthSouth of Texas, Inc., and Sarasota LTAC Properties, LLC, and LifeCare Hospitals of Mechanicsburg, LLC, LifeCare Hospital of Tenaya, LLC, LifeCare Hospitals of Houston, LLC, Pittsburgh Specialty Hospital, LLC, LifeCare Hospitals of Sarasota, LLC, and LifeCare Specialty Hospital of North Louisiana, LLC.[1]

10.1	New Lender Supplement and Incremental Amendment, dated as of May 17, 2011.

99.1	Press Release dated May 18, 2011.

[1]	The Registrant undertakes to furnish supplemental copies of any of the omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc. (Registrant)

Date: May 20, 2011	By:	/s/ Chris Walker
Name: Chris Walker
Title: Chief Financial Officer